Exhibit 4(a)(4)

SHAREHOLDERS’ AGREEMENT DATED

DECEMBER 21, 2006

RELATING TO THE FORMATION OF A NEW COMPANY (THE “COMPANY”)

BY AND AMONG

SCAILEX CORPORATION LTD.

AND

LINURA HOLDING AG

AND

THE COMPANY

SHAREHOLDERS' AGREEMENT

THIS SHAREHOLDERS’ AGREEMENT by and among Scailex Corporation Ltd., a company organised and validly existing under the laws of the State of Israel (hereinafter, “Scailex”), Linura Holding AG a company organised and validly existing under the laws of Switzerland (hereinafter, “Linura”), and a limited liability company to be organised under the laws of the State of Israel, (hereinafter, the “Company”). Each party hereto shall individually be referred to as a “Party” and collectively as the “Parties”. Each of Scailex and Linura shall individually be referred to as a “Shareholder” and collectively as the “Shareholders” and this definition shall include transferees of Ordinary Shares pursuant to this Agreement from time to time.

WHEREAS, the State of Israel has announced that it will be privatizing Oil Refineries Ltd., an Israeli Company (“ORL”) by initial public offering under a prospectus which is expected to be published during the first quarter of 2007 (the “Tender”);

WHEREAS, Linura and Scailex are to be the founders and sole shareholders of the Company, the entity through which Linura and Scailex intend to submit their bid in the Tender and hold the share capital of ORL; and

WHEREAS, the Shareholders and the Company have entered into this agreement to set forth each Party’s respective rights and obligations,

NOW THEREFORE, the Parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

        In this Agreement, including all Schedules and Annexes thereto, the following terms have the meaning set forth hereafter, unless otherwise defined elsewhere in this Agreement:

Affiliate	A person or entity that Controls or is Controlled by or is under common Control with the respective shareholder.

Bank	The bank(s) and/or financial institutions designated by the Board to provide financing to the Company to acquire the ORL Securities in the Tender.

Board	The board of directors of the Company lawfully appointed in accordance with the provisions of this Agreement and the Company's Articles.

Business	Day any day of the week, other than a Saturday or a Sunday, on which banks are generally open for business in London and Tel Aviv and New York with respect to U.S dollar payments.

Capital Investments	The Capital Notes and Additional Capital Notes of a respective Shareholder

Companies Law	the Israeli Companies Law 1999-5759 and any rules and regulations promulgated thereunder, as shall be in effect from time to time.

Control	The possession directly or indirectly, whether individually or together with other shareholders by way of an agreement, of (a) more than fifty percent (50%) of the voting power, or (b) the right to appoint more than fifty percent (50%) members of the board of directors.

Average Market Value	The average market value during the preceeding thirty (30) day trading day period on the Tel Aviv Stock Exchange

Ordinary Shares	Ordinary Shares of the Company having the rights, preferences and privileges as set forth from time to time in the Company's Articles.

Permitted Transferees	The respective Affiliates of each Shareholder. For the removal of doubt, Israel Petrochemical Enterprises Ltd. is a Permitted Transferee in respect of a transfer by Scailex.

Scailex Permitted Transfer	Any transfer of Ordinary Shares by Scailex where, following such transfer, Scailex will hold more than fifty percent (50%) of the outstanding shareholdings of the Company, provided that the transferee is reasonably acceptable to Linura.

Registrar	The Israeli Registrar of Companies.

Third Party	Means a third party which is not a Shareholder or its Permitted Transferees.

Transfer	the act of, an irrevocable undertaking to, directly or indirectly sell, transfer, assign or otherwise dispose of (with or without consideration, voluntarily, involuntarily or by operation of law) of any transferable, assignable or disposable interest.

2.	GENERAL

2.1	RULES OF INTERPRETATION:

(a)	The term ‘including’ means ‘including, without limitation’ unless the context clearly states otherwise.

(b)	All references in this Agreement to Sections and Schedules, unless expressed or indicated otherwise, are to the Sections and Schedules to this Shareholders’ Agreement.

(c)	Words importing persons include, where appropriate, firms, associations, partnerships, trusts, corporations and other legal entities, as well as natural persons.

(d)	Words importing the singular include the plural and vice versa. Words of the masculine gender are deemed to include the correlative words of the feminine and neuter genders.

(e)	All references to a number of days mean calendar days, unless expressly indicated otherwise.

(f)	All references to dollars, Dollars, U.S. Dollars or $ means the lawful currency of the United States of America.

(g)	The recitals to this Agreement are deemed to be a part of this Agreement.

(h)	All reference herein to this “Agreement” shall include the Schedules attached to this Agreement.

(i)	The headings in this Agreement are for reference and convenience only and shall not be considered in the interpretation of this Agreement.

2.2	Each Shareholder agrees that it shall at all times co-operate in good faith, execute any relevant documents and take any and all actions, reasonably required and necessary to give full effect to the provisions of this Agreement and the Parties intent as expressed herein.

3.	INCORPORATION AND SHARE CAPITAL OF THE COMPANY

3.1	As of the date of the Company’s organization, there will be one thousand (1000) Ordinary Shares outstanding, of which 801 Ordinary Shares will be held by Scailex and 199 will be held by Linura. AllOrdinary Shares entitle their owners thereof to one (1) vote for each Ordinary Share held.

3.2	The Parties hereby undertake to cause the Company to adopt the articles of association attached hereto as Schedule 3.2 (the “Company Articles”). As set forth in the Company Articles, if there is a conflict between the provisions of the Company Articles and the provisions of this Agreement, then the provisions of this Agreement shall prevail.

3.3	The registered office of the Company shall be, c/o Scailex Corporation Ltd., Three Azrieli Center, Triangular Tower, Tel Aviv 67023, Israel, Attention: Chief Executive Officer, or as shall be changed from time to time by a resolution of the Board.

3.4	Scailex shall grant management and administrative services (the “Services”) to the Company. The Company shall not pay a management fee for the Services although the Company shall be pay Scailex for all out of pocket expenses incurred by Scailex on account of the Services.

4	CORPORATE GOVERNANCE OF THE COMPANY

4.1	BOARD OF DIRECTORS COMPOSITION

4.1.1	The Board shall consist of at least three (3) but not more than seven (7) members. As long as Linura holds at least 19.9% of the shareholdings of the Company, Linura shall be entitled to appoint one member of the Board. As of the date of this Agreement, Scailex has appointed Arie Silberberg, Eran Schwartz and Yahel Shachar to the Board and Linura has appointed Andre Pabst to the Board.

4.1.2	The right to appoint a director to the Board includes the right to remove and replace such director. Any appointment, removal or replacement of a director by a Shareholder shall be done by providing the Company along with a copy to the other Shareholder(s) with written notice (the “Director Notice of Appointment”), and shall be effective seven (7) days following receipt of the Director Notice of Appointment by the other Shareholder

4.1.3	For removal of doubt, it is hereby agreed that the appointees of Scailex and Linura referenced in Section 4.1.1 above constitute a Director Notice of Appointment by each of Scailex and Linura to one another. Furthermore, each of Scailex and Linura consent to each other’s named appointments as referenced in Section 4.1.1 above. The named appointments referenced in Section 4.1.1 above shall take effect on the execution of this Agreement.

4.1.4	The Board shall have those powers, duties and authorities vested in it by the Companies Laws, unless and to the extent any such powers, duties and authorities have been vested in the Company’s shareholders as set forth in the Company Articles and this Agreement. Notwithstanding the foregoing, for as long as Linura holds at least 15% of the Ordinary Shares, resolutions of the Board in connection with the matters set forth in Section 5.2.2(a)-(d) and in connection with the following matters shall require the approval of all of the directors appointed by Scailex and Linura.

(a)	any transactions outside the scope of the Company’s ordinary course of business;

(b)	a sale of all or substantially all of the Company’s assets; and

(c)	application for the listing of shares or debt securities on any recognized stock exchange or the trading of any of its shares or debt securities on a regulated market.

4.1.5	Notwithstanding the foregoing, for as long as Linura holds at least 19.9% of the Ordinary Shares, resolutions of the Board in connection with determining (a) the material terms of the Bid, including the Bid price to be offered by the Company in connection with the Tender and (b) the material terms of the financing obtained by the Company until obtaining control over ORL (hereinafter defined), shall require the approval of all of the directors appointed by Scailex and Linura.

5	PROCEEDINGS AT MEETINGS OF THE COMPANY

5.1	Meetings of the Board of Directors

5.1.1	A member of the Board may at any time call a Board meeting by giving notice, in writing or by facsimile provided that the notice is given four (4) business days before the time appointed for the meeting, unless all the members of the Board having received a shorter notice, shall agree to such a shorter notice. Such notice shall include reasonable details on all subjects on the agenda.

5.1.2	A quorum at Board meetings shall be constituted by the presence of at least one director representing each of Scailex and Linura. In the event a quorum is not present at the scheduled meeting of the Board, the meeting shall be adjourned to the second following Business Day, and a quorum at an adjourned Board meeting shall be constituted by the presence of at least one director.

5.1.3	At any meeting of the Board, the number of votes exercisable by each Director present at the meeting shall correspond to the respective shareholdings of the Shareholder that appointed such director and to the number of directors present at the meeting and appointed by such Shareholder.

5.1.4	Scailex shall appoint the chairman of the Board. The chairman shall schedule meetings of the Board and shall not have a casting vote.

5.1.5	Meetings of the Board shall be held in Israel. Members of the Board may participate in a meeting of the Board of Directors by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute attendance in person at the meeting

5.2	Powers of the Company’s Shareholders Meeting

5.2.1	The Shareholders of the Company, in general meetings, whether annual or extraordinary (the “Company General Meeting”) shall exercise all powers granted to them as set forth in the Companies Law, the Company Articles and in this Agreement.

5.2.2	A resolution at a the Company General Meeting shall be deemed passed if voted in favor of by a majority of the shares of the Company. For as long as Linura holds at least 15% of the Ordinary Shares, the following actions, however, shall require the approval of all of the shares held by Scailex and Linura at the Company General Meeting:

(a)	any amendment to the Company Articles;

(b)	any merger, de-merger, reorganization, consolidation, acquisition, sale or the grant of an exclusive license to, all or substantially all of the assets of the Company, in a single transaction or a series of related transactions and any of the above with respect to any entity Controlled by the Company;

(c)	any dissolution, winding-up or liquidation of the Company and any foreclosure by creditors of the Company on substantially all assets of, or equity interest in the Company, whether voluntary or involuntary or the entering into a compromise, arrangement or agreement with creditors or proposal therefor, and any of the foregoing with respect to any entity Controlled by the Company;

(d)	the filing of a petition for bankruptcy of the Company and/or the application for suspension of payments by the Company; and

(e)	application for the listing of shares or debt securities on any recognized stock exchange or the trading of any of its shares or debt securities on a regulated market.

6.	TRANSFER RESTRICTIONS AND OTHER RESTRICTIONS ON SHARES OF THE COMPANY

6.1	Transfer Restrictions. Until the expiration of the First Put Option and the First Call Option described in Sections 11.1 and 11.2 below(the “Restricted Period”), the Parties shall not be permitted to effect a Transfer of any rights under this Agreement other than a Scailex Permitted Transfer (which shall not be subject to the Transfer Restriction in Section 6.1).

Following the Restricted Period, and except for (a) a Scailex Permitted Transfer (which shall still be subject to Section 6.4) or (b) a Transfer to a Permitted Transferee, the Parties may only Transfer their Ordinary Shares in accordance with the provisions of this Agreement and the Company Articles.

Any transfer of Ordinary Shares shall be accompanied by all of the transferring Shareholder’s rights and obligations under any Capital Notes, Additional Capital Notes, and Participating Shareholder Loans (hereinafter defined).

6.2	Scailex Right of First Refusal. Subject to Section 6.1 above, if Linura desires to Transfer its Ordinary Shares to a Third Party, the following provisions shall apply:

6.2.1	Linura shall first solicit an offer from the Third Party to whom it wishes to sell the Ordinary Shares (the “Third Party Offer”). Linura shall then give a detailed written notice (the “Initial Sale Notice”) to Scailex of the Third Party offer, including the identity of the Third Party, and the price, terms and conditions of the Third Party Offer and offering to sell to Scailex the same number of Ordinary Shares (the “Linura Offered Securities upon the same price, terms and conditions.”), (the “Initial Sale Offer”).

6.2.2	Scailex shall have thirty (30) Days to accept or reject the Initial Sale Offer in its entirety (the “Scailex Response Period”). If Scailex delivers written notice to the Company and Linura accepting the Initial Sale Offer (an “Acceptance Notice”) during the Scailex Response Period, then Linura shall effect a Transfer to Scailex pursuant to the terms in the Initial Sale Notice.

6.2.3	If Scailex does not deliver an Acceptance Notice during the Scailex Response Period, Scailex shall be deemed not to have accepted the Initial Sale Offer and Linura shall be entitled, subject to the provisions of Section 6.4 below, to sell the Offered Securities to pursuant to the Third Party Offer within sixty (60) days of the end of the Scailex Response Period.

6.2.4	If Linura does not sell the Offered Securities pursuant to the Third Party within sixty (60) days, then the Offered Securities shall once again be subject to all the restrictions of this Section 6.

6.3	Linura Tag-Along Rights. Subject to Section 6.1 above and Section 6.4 below, and excepting Scailex Permitted Transfers (which shall not be subject to the Linura Tag-Along Rights), if Scailex desires to Transfer any of its Ordinary Shares to a Third Party the (“Scailex Offered Securities”), the following provisions shall apply:

6.3.1	Prior to effecting the Transfer thereto, Scailex shall give Linura and the Company written notice (the “Scailex Notice”) providing reasonable details as to the identity of the Third Party Purchaser (including such Third Party Purchaser’s shareholders and ultimate beneficial owners), the proposed price and other terms and conditions of the proposed sale.

6.3.2	Linura shall have thirty (30) Days to give written notice to Scailex (a “Tag Along Notice”) offering to sell the same proportion of its holding of Ordinary Shares as the proportion of Scailex’s shareholding represented by the Scailex Offered Securities (the “Tagged Shares”) and on the same terms (such period being the “Tag Along Period”).

If a Tag Along Notice has been received from Linura during the Tag Along Period, then Linura and Scailex shall sell the Scailex Offered Securities and the Tagged Shares respectively to the Third Party Purchaser on the terms and conditions in the Scailex Notice. If the Third Party Purchaser is unwilling to acquire the full number of the Scailex Offered Securities and the Tagged Shares together, then the number of Ordinary Shares to be sold by each of Scailex and Linura shall be reduced pro rata to their respective shareholdings , provided that, in such case Scailex shall be entitled to withdraw the Scailex Notice at any time prior to either of Scailex or Linura becoming bound to sell to the Third Party Purchaser. Following such withdrawal any Transfer of the Scailex Ordinary Shares shall again be subject to all the restrictions of this Section 6.

6.3.3.	If Linura does not deliver a Tag Along Notice to Scailex within the Tag Along Period, Linura shall be deemed not to have accepted the Scailex Offer and Scailex may effect a Transfer to the Scailex Offered Securities pursuant to the terms of the Scailex Notice within sixty (60) days following the end of the Tag Along Period.

6.4	Scailex Sale of all Ordinary Shares. Notwithstanding Section 6.3, if Scailex decides to Transfer all of its Ordinary Shares to a Third Party, then the following shall apply, before Linura shall have the Tag-Along Rights specified above: :

6.4.1	Linura Right of First Opportunity. Scailex shall first give written notice to Linura offering to sell to Linura all of its Ordinary Shares (the “Scailex ROFO Securities”), and stating the price, and material terms and conditions of the offer (the “Scailex ROFO Offer”).

Linura shall have thirty (30) Days to accept or reject the Scailex ROFO Offer in its entirety (the “Linura Response Period”). If Linura delivers written notice to the Company and Scailex accepting the Scailex ROFO Offer (a “Linura ROFO Acceptance Notice”) during the Linura Response Period, then Scailex shall effect a Transfer to Linura pursuant to the terms in the Scailex ROFO Offer.

If Linura does not deliver a Linura ROFO Acceptance Notice during the Linura Response Period, Linura shall be deemed not to have accepted the Scailex ROFO Offer and Scailex shall be entitled to sell the Scailex ROFO Securities to a Third Party pursuant to the terms of the Scailex ROFO Offer within six (6) months of the end of the Linura Response Period.

6.4.2	Scailex Bring Along Rights. If Linura does not accept the Scailex ROFO Offer, then Scailex shall have the right, subject to this Section 6.4.2, to obligate Linura to sell their Ordinary Shares to the Third Party designated by Scailex on the same price and terms as Scailex proposes to sell its Ordinary Shares. At least fifteen (15) days prior to the Transfer by Scailex, Scailex shall deliver written notice to Linura detailing the identity of the Third Party Purchaser, the proposed price and other terms and conditions of the proposed sale. Notwithstanding the foregoing, the other Shareholders shall only be obligated to sell their Ordinary Shares if the aggregate consideration to be paid for the Ordinary Shares by the Third Party is at least equal to the greater of:

(a)	(x) the Average Market Value of the ORL Shares held by the Company if the Company does not hold control over ORL or (y) 110% of the Average Market Value of the ORL Shares held by the Company if the Company has control over ORL; or

(b)	the aggregate investment of capital by the Shareholders of the Company, subject to a return rate of 8% per annum (compounded annually) from the date of the Shareholders’ acquisition of the ORL Shares.

6.5	Transfers to a Third Party in accordance with the provisions of this Agreement shall be on the following basis:

6.5.1	If a Shareholder effects a Transfer of all of its Ordinary Shares to a Third Party, subject to the provisions of Sections 14 and 15, it shall no longer be bound by the terms of this Agreement and the transferee, at the same time, shall join and become bound by this Agreement as if it was an original party hereto, by executing a deed of adherence in a form agreed between the Parties.

6.5.2	If a Shareholder effects a Transfer of part but not all of its Ordinary Shares to a Third Party, the transferor and the transferee shall be severally liable for all obligations under this Agreement in accordance with their respective shareholdings.

6.5.3	Following a transfer by Scailex, any rights of Scailex under this Agreement shall be transferable to the Scailex transferee.

6.5.4	The Parties agree that the rights conferred under this Agreement are transferable in connection with a transfer of Ordinary Shares. Notwithstanding the foregoing, (a) Linura’s rights under Section 4.1.5 (Linura’s Approval of Bid Price And Financing), Section 7 (Appointment of Professionals), Section 9.1 (Linura Supplier Undertaking) and Section 11 (Put/Call Option) shall not be transferable without the consent of Scailex and (b) Scailex’s rights under Section 11 (Put/Call Option) shall not be transferable without the consent of Linura.

6.5.5	Notwithstanding the foregoing, no Shareholder shall Transfer their Ordinary Shares to a Third Party if such transfer would result in the violation of the terms of a Control Permit (hereinafter defined) or would prevent the Company from obtaining a Control Permit.

6.6	Upon a Transfer of Ordinary Shares in accordance with the provisions of this Agreement, all rights and obligations of the Selling Shareholder outstanding under any shareholder loans or capital notes that it has provided the Company prior thereto, and any guarantees provided by such Selling Shareholder for the Company’s debts (the “Guarantees”), shall be fully assigned or novated to the Third Party Purchaser, as applicable, except that with respect to the Guarantees, these may neither be assigned nor novated without the express written consent of the beneficiary of the Guarantee(s).

6.7	Other than in accordance with this Agreement, no Shareholder shall enter into any agreement or arrangement in respect of votes attaching to the Ordinary Shares held by such Shareholder.

6.8	Preemption Rights.

6.8.1	No Shareholder shall subscribe or agree to subscribe for any further Ordinary Shares unless such subscription is on a pro rata basis as between all the Shareholders. If one of the Shareholders wishes not to subscribe, the other Shareholder can subscribe to the Shares allocated to the non-participating Shareholder.

6.8.2	The Company shall not allot Ordinary Share to any person unless it shall first have made an offer to each Shareholder to allot to him on the same or more favourable terms a proportion of those Ordinary Shares which is as nearly as practical equal to the proportion in nominal value of shares held by such Shareholder on the record date for any such allotment of such Ordinary Shares, but subject to such exclusions or other arrangements as the Board may deem necessary or expedient in their discretion to deal with fractional entitlements or legal or practical problems under the laws of or the requirements of any regulatory authority in any jurisdiction.

6.9	Notwithstanding of the above, Scailex may convert a Transfer to a Sacilex Permitted Transferee to an allocation by the Company to a third party, provided, however that Scaliex shareholdings in the Company shall exceed 50% and Linura’s holding shall remain 19.9%.

6.10	The account books and minutes of the Company shall be kept in the office or at such other place as the Board deems fit and they shall also be open for inspection by Linura and Scailex during normal business hours.

7.	APPOINTMENT OF PROFESSIONALS

7.1	Appointment of Auditor. Scailex and Linura agree that the initial auditor for the Company shall be Deloitte. Scailex shall have the right to appoint a replacement auditor for the Company provided that the replacement auditor is a member of the “Big Four” accounting firms and is reasonably acceptable to Linura.

7.2	Appointment of Legal Counsel. Scailex and Linura agree that the legal counsel appointed by the Board to represent the Company shall be reasonably acceptable to Linura and Scailex.

8.	FINANCING, ADDITIONAL FUNDING AND PAYMENT OF DIVIDENDS

8.1	Deposit of Bank Guaranty. At least thirty (30) days prior to the date on which the Company is to submit its bid in the Tender, the Shareholders shall deliver to and in favor of the Company a bank guaranty valid for six months following the date of submission of the Tender bid, in the amount of such Shareholder’s respective Mandatory Capital Contribution, as defind in Section 8.3 below. The bank guaranty shall be issued by one of the five (5) largest banks in Israel or by a or first class international bank with a branch in Israel.

8.2	Tender Expenses. At the request of the Board, the Shareholders shall contribute capital of up to an aggregate amount of $3,000,000 in order to cover expenses of the Tender set forth on the budget approved by the Board (including relevant expenses incurred and/or committed prior to the date hereof) in exchange for which the contributing Shareholder shall receive capital notes as set forth in Section 8.3 below. The Tender Expenses shall be due on the date determined by the Board and shall be considered a part of the Mandatory Capital Contribution set forth in Section 8.3 below.

8.3	Mandatory Capital Contribution. At least six days prior to the Tender, as defined in the prospectus, the Shareholders shall make a capital contribution to the Company, in the aggregate amount of five hundred million dollars ($500,000,000) or any other amount agreed upon by the Shareholders, to be used solely for the Purcahse of the ORL Shares (the “Mandatory Capital Contribution”). Each Shareholder shall contribute a percentage of the Mandatory Capital Contribution that is equal to such Shareholder’s percentage of the total shareholdings in the Company. Each Shareholder shall receive capital notes issued by the Company for amounts contributed according to this Section 8.3 and Section 8.2 by such Shareholder (“Capital Notes”).

8.4	Bank Financing. The Parties shall offer assistance to the Company to obtain financing for the Company’s participation in the Tender and to negotiate a Facility Agreement with the Bank or other financial resources as determined by the Board. The funds made available by the Bank to the Company shall be used by the Company solely for the purchase of the ORL Shares.

8.5	Additional Capital Contributions. If the Company requires additional funding at any time and for any purpose beyond the Mandatory Capital Contribution (a “Funding Request”), each Shareholder may but shall not be obligated to advance funds to the Company and to receive in return additional Capital Notes (“Additional Capital Notes”). The Additional Capital Notes shall be made available upon the mutual consent of the Shareholders. Each Shareholder may advance to the Company up to its pro rata share of any Funding Requirement. the Company shall notify the Shareholders of any Funding Request at least ten (10) Business Days before any obligations for which the additional funding is requested to be fulfilled (the “Funding Notice”). The outstanding principal amount of each Additional Capital Note shall bear no interest .

8.6	In the event that a Funding Request is submitted by the Board and a Shareholder elects not to advance such funds (the “Non-Participating Shareholder”), the other Shareholders (the “Participating Shareholder”) shall have the right to make a loan to the Company (the “Participating Shareholder Loan”) in respect of its own portion of the Funding Request and/or the Non- Participating Shareholder’s portion of the Funding Request which shall bear interest at a rate of LIBOR plus 3%.

8.7	If there are outstanding Capital Notes, Additional Capital Notes, or Participating Shareholder Loans, the Company shall not, unless otherwise agreed to between the Shareholders and the Company, distribute any dividends or any other assets of the Company to the Shareholders until there has been full repayment of any of such facilities. The order of priority of repayment of principal shall be (a) first, Participating Shareholder Loans and (b) second, Additional Capital Notes, and (c) third, Capital Notes.

8.8	Participating Shareholder Loans will rank, pari passu, with other respective Participating Shareholder Loans. Additional Capital Notes will rank, pari passu, with other respective Additional Capital Notes issued by the Company. Capital Notes will rank, pari passu, with other respective Capital Notes issued by the Company.

8.9	The Company shall act to repay all of its outstanding obligations to its creditors. Subject to Section 8.7 above, the Company shall distribute its profits to its Shareholder, up to the maximum amount it may lawfully distribute in each fiscal year, unless the Shareholders agree otherwise or such distribution would result in a breach of any covenant or undertaking given by the Company or any entity under its Control to a lender, including the Bank.

9.	ORL PROVISIONS

9.1	Linura Supplier Undertaking. The Parties acknowledge that a company nominted by Linura, an international supplier and off-taker in the crude oil and petroleum products market, will use its best efforts to provide preferred competitive terms for the benefit of ORL. For as long as Linura holds at least 19.9% of the shares of the Company, and subject to any applicable legal and regulatory restrictions, the Parties agree to use their best efforts to significantly increase the nominated company’s share in the supply of crude oil and/or petroleum products sold to ORL and/or any purchase of petroleum products designated by ORL for export, provided, however, that the nominated company extends the most competitive offers to ORL and that ORL’s competitive status as a purchase or supplier, as the case may be, will not be adversely affected.

9.2	ORL Preemption Rights. As of the date of this Agreement, no Shareholder has rights and obligations with respect to the ORL Shares other than as set forth in this Agreement and no Shareholder shall participate in the Tender or otherwise acquire ORL shares except as permitted by this Agreement.

Where and to the extent possible, the Shareholders and their Affiliates intend to purchase shares of ORL only through the Company. Following the Tender, a Shareholder or its Affiliate or agent may purchase shares of ORL independently, provided, however, that, immediately following such purchase, such Shareholder or Affiliate or agent (a “Purchasing Shareholder”) shall offer to sell the purchased ORL shares (the “Offered ORL Shares”) to the Company at the same price that the Shareholder paid for the purchased ORL shares plus any out-of-pocket expenses that Purchasing Shareholder incurred in connection with the acquisition of the Offered ORL Shares. If the Company does not elect to purchase the Offered ORL Shares within thirty (30) days, the Purchasing Shareholder shall offer to sell a percentage of the Offered ORL Shares to each of the other Shareholders equal to their percentage shareholdings in the Company, and at the same price that the Shareholder paid for the purchased ORL shares plus any out-of-pocket expenses that Purchasing Shareholder incurred in connection with its purchase. If one of the Shareholders wishes not to purchase its share of the ORL Shares, the other Shareholder may purchase the ORL Shares allocated to the non-participating Shareholder.

9.3	Sale of all ORL Shares. Linura hereby agrees that, by majority decision of the Board, the Company may sell all of its ORL Shares to a Third Party provided that (i) the Company has offered the ORL Shares to Linura and Scailex as required by Section 9.4 below and (ii) the consideration that the Company is to receive for the ORL Shares is at least equal to the greater of:

(a)	(i) the Average Market Value of the ORL Shares if the Company does not hold control over ORL or (ii) 110% of the Average Market Value of the ORL Shares if the Company holds control over ORL; or

(b)	the price that the Company paid to acquire the ORL Shares, subject to a return rate of 8% per annum (compounded annually) from the date of the Company’s acquisition of the ORL Shares.

No further consent shall be required of Linura or of its directors under Sections 4 or 5 of this Agreement in connection with the sale of the ORL Shares pursuant to this Section 9.3.

9.4	Right of First Opportunity on Sale of ORL Shares.

9.4.1	Prior to the Company transferring all of its ORL Shares to a Third Party, the Company shall first offer to sell to Scailex and Linura all, and in no case less than all, of its ORL Shares in accordance with each party’s pro rata shareholding (the “ORL ROFO Securities”), and stating the price, terms and conditions of the offer (the “Company ROFO Offer”).

9.4.2	Scailex and Linura shall have thirty (30) days to accept or reject the Company ROFO Offer in its entirety (the “ORL ROFO Response Period”). If Scailex and Linura deliver written notice to the Company accepting the Company ROFO Offer during the ORL ROFO Response Period, then the Company shall effect a Transfer to such parties of their pro rata share or the ORL ROFO Securities pursuant to the terms in the Company ROFO Offer.

9.4.3	If only one of Scailex or Linura accepts the Company ROFO Offer, then such accepting party shall have the right to purchase all but only all of the ORL ROFO Securities according to the terms of the Company ROFO Offer.

9.4.4	If neither Scailex nor Linura accepts the Company ROFO Offer during the ORL ROFO Response Period, the Company shall be entitled to sell the ORL ROFO Securities to a Third Party pursuant to the terms of the Company ROFO Offer within sixty (60) days of the end of the ORL ROFO Response Period.

10.	TERM OF AGREEMENT

10.1	The term of this Agreement shall begin on the execution of this Agreement and shall continue indefinitely unless terminated by the Parties as expressly provided in Section 10.

10.2	In the event that despite reasonable efforts, Linura and Scailex are unable to agree on the Bid price to be submitted to the Tender, then, upon written notice to the other party not less than 14 days before the Tender (a “No Bid Termination Notice”), Linura or Scailex may terminate this agreement and shall be permitted to participate in the Tender without recourse to the other party. Upon delivery of the No Bid Termination Notice, Scailex shall have the right to purchase all of Linura’s Ordinary Shares by delivering written notice to Linura within fifteen (14) days following the No Bid Termination Notice (the “Scailex Termination Call Option”). The consideration for the Scailex Termination Call Option shall be the price that Linura paid to acquire its Ordinary shares and capital notes less any expenses incurred by the Company until the date of Linura’s exercise of the Scailex Termination Call Option.

10.3	If at any time the Company becomes a company with only one (1) Shareholder, then this Agreement shall terminate, and all the Parties hereto shall be free of their obligations under this Agreement, except for the provisions of Sections 10,14, 15 and 17, which shall survive the termination of this Agreement and any existing liabilities incurred up to the date of such termination.

10.4	If the Company, after the exhaustion of all possible proceedings, is unable to obtain a “control permit” under applicable law authorizing the Company to hold a controlling interest of the shares of ORL (the “Control Permit”), then:

(a)	If the Company does not obtain the Control Permit as a result of Linura or its transferee being a Company shareholder, then Scailex may elect to terminate this Agreement and shall have the right to acquire all of Linura’s Ordinary Shares in the Company at the price equal to: (x) the price that Linura paid to acquire its Ordinary Shares and Capital Investments plus the amount of Linura’s outstanding Participating Shareholder Loans minus (y) any dividends or repayment of Capital Investments to Linura.

(b)	If the Company does not obtain the Control Permit as a result of Scailex or its transferee being a Company shareholder, then at Scailex’s election:

(i)	the Company shall sell all of its ORL Shares to a Third Party after which Linura and Scailex shall act to dissolve the Company; or

(ii)	Scailex and Linura shall act to sell their Ordinary Shares to a Third Party.

11.	PUT/CALL OPTION

11.1	First Put Option. If, within twelve (12) months of the date of the Bid, the Company has not obtained Control over ORL (the “Control Failure Date”), then Linura will have the right to cause Scailex to purchase all of its Ordinary Shares in the Company by delivering written notice to Scailex within thirty (30) days following the Control Failure Date (the “First Put Option”).

The purchase price of the shares under the First Put Option shall be equal to (x) the price that Linura paid to acquire its Ordinary Shares and its Capital Investments plus Interest (accrued from the respective dates of the capital contributions on account of such Ordinary Shares or its Capital Investments until the First Put Option exercise date) plus the amount of its outstanding Participating Shareholder Loans (including any accrued Loan Interest thereon until the First Put Option exercise date) minus (y) any dividends or repayment of Linura’s Capital Investments plus Interest accrued from the date of such dividends or repayments of its Capital Investments until the First Put Option exercise date.

11.2	First Call Option. If Linura does not exercise the First Put Option within thirty (30) days of the Control Failure Date, then Scailex shall have the right to purchase all of Linura’s Ordinary Shares by delivering written notice to Linura before the sixtieth (60th) day following the Control Failure Date. The consideration for the First Call Option shall be the higher of:

11.2.1	the sum of (A) the amount obtained by multiplying (x) Linura’s then percentage ownership in the Company by (y) the difference between the Average Market Value of ORL Shares then held by the Company preceding the First Call Option exercise date and the total debt of the Company, including all Participating Shareholder Loans but excluding Capital Notes and Additional Capital Notes, on the First Call Option exercise date; and (B) the amount of Linura’s Participating Shareholder Loan(s) together with any Loan Interest accrued thereon until the First Call Option exercise date; or

11.2.2	(x) the price that Linura paid to acquire its Ordinary Shares and its Capital Investments plus Interest (accrued from the respective dates of the capital contributions on account of such Ordinary Shares or Capital Investments until the First Call Option exercise date) plus the amount of its outstanding Participating Shareholder Loans (including any accrued Loan Interest thereon until the First Call Option exercise date) minus (y) any dividends or repayment of its Capital Investments plus Interest accrued from the date of such dividends or repayments of its Capital Investments until the First Call Option exercise date.

11.3	Second Put Option. On the 12-month anniversary of the Company obtaining Control over ORL (the “Control Anniversary Date”), Linura will have the right to cause Scailex to purchase all of its Ordinary Shares in the Company by delivering written notice to Scailex before the thirtieth (30th) day following the Control Anniversary Date (the “Second Put Option”). The purchase price of the shares under the Second Put Option shall be equal to (x) the sum of (i) the price that Linura paid to acquire its Ordinary Shares and its Capital Investments and (ii) the amount of Linura’s outstanding Participating Shareholder Loans (including any accrued Loan Interest thereon until the Second Put Option exercise date) minus (y) any dividends or repayment of its Capital Investments

11.4	Second Call Option. If, Linura does not exercise the Second Put Option within thirty days of the Control Anniversary Date, then Scailex shall have the right to purchase all of Linura’s Ordinary Shares by delivering written notice to Linura before the sixtieth (60th) day following the Control Anniversary Date. The consideration for the Second Call Option shall be the higher of:

11.4.1	the sum of (A) the amount obtained by multiplying (x) Linura’s then percentage ownership in the Company by (y) the difference between the Average Market Value of the ORL Shares then held by the Company preceding the Second Call Option exercise date and the total debt of the Company, including Participating Shareholder Loans but excluding Capital Notes and Additional Capital Notes as of the Second Call Option exercise date and (B) the amount of Linura’s Participating Shareholder Loan(s) together with any Loan Interest accrued thereon until the Second Call Option exercise date; or

11.4.2	(x) the price that Linura paid to acquire its Ordinary Shares and its Capital Investments plus a return rate of 8% per annum (compounded annually) (commencing on the respective dates of the capital contributions on account of such Ordinary Shares or such Capital Investments until the Second Call Option exercise date) plus the amount of Linura’s outstanding Participating Shareholder Loans (including any accrued Loan Interest thereon until the Second Call Option exercise date) minus (y) any dividends or repayment of capital notes plus a return rate of 8% per annum (compounded annually) from the date of such dividends or repayments of its Capital Investments until the Second Call Option exercise date.

11.5	Twenty five percent (25%) of the consideration for the relevant Put Option or Call Option, as the case may be, shall be paid to Linura within 30 days following exercise of the relevant option and the balance shall be paid within twelve months in not less than quarterly equal installments. Until full payment, the balance of the unpaid put or call consideration shall bear an interest from the exercise date of the relevant option at the average one month Libor rate set on the first London business day of each month during the relevant period plus one percent. Until full payment, Linura’s Ordinary Shares and capital notes shall be held in escrow by Gross Kleinhendler Hodak Halevy Greenberg Trustees Ltd. as security for the full payment of the unpaid consideration.

11.6	For the removal of doubt, any transfer of Ordinary Shares under this Section shall be accompanied by all of the transferring shareholder’s rights and obligations under any Capital Notes, Additional Capital Notes or Participating Shareholder Loans.

11.7	For the purpose of this Section 11 only, “Interest” shall mean interest at the rate of one percent plus the average of the one month LIBOR set on the first London business day of each month during the relevant period. “Loan Interest” shall mean the interest of the respective Participating Shareholder Loan.

11.8	Upon a sale by Scailex of Control of the Company, any unexpired rights of Scailex under the First Call Option or under the Second Call Option shall terminate. Upon a sale by Linura of Ordinary Shares, where following such transfer Linura holds less than fifteen percent (15%) of the Ordinary Shares, any unexpired rights of Linura under the First Put Option or under the Second Put Option shall terminate

11.9	For the purpose of this Section 11 only, “Control” shall mean (a) being the largest shareholder other than the State of Israel, provided that no other shareholder other than the State of Israel holds 25% or more of the shareholdings or (b) the possession directly or indirectly, whether individually or together with other shareholders by way of an agreement, of (i) more than 50% (fifty percent) of the voting power, or (ii) more than fifty percent (50%) of the right to appoint members of the board of directors.

12.	WARRANTIES OF THE PARTIES

12.1	Each of Scailex and Linura warrants to each other that at the date hereof:

12.1.1	It is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to own its assets and carry on its business as currently conducted.

12.1.2	It has the full power and authority to enter into this Agreement and perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

12.1.3	The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with or result in a violation of any of their respective existing obligation(s), or of any provision of its incorporation documents or of any applicable law or regulation.

12.1.4	Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby (i) will conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by, any terms of any agreement to which it is a party, or constitute a default thereunder, or result in the creation of any lien, claim or encumbrance upon any of its assets, (ii) will violate any of the provisions of its incorporation documents, or (iii) violate any law, rule or regulation to which it is subject.

12.1.5	To the best of its knowledge, It is not named in any judgment, order, writ, award, injunction or decree, which materially adversely affects, or reasonably might materially adversely affect, its business, assets or financial condition.

12.1.6	To the best of its knowledge, There is no lawsuit, proceeding or investigation known to it (whether pending or threatened) which questions the validity or propriety of this Agreement or the consummation of any of the transactions contemplated hereby, and no consent, approval or authorization of, or declaration or filing with any governmental authority is required in connection with the execution and delivery of this Agreement or any instrument contemplated hereby or the consummation of any of the transactions contemplated hereby.

12.1.7	The Shareholders agree to supply the Company or any governmental authority with all undertakings, documentation or information necessary or requested in connection with the Company obtaining a control permit from the relevant governmental authorities authorizing the Company to hold a controlling interest in the ORL Shares.

13.	PUBLIC ANNOUNCEMENTS AND DISCLOSURES

Subject to the Parties confidentiality undertakings and Scailex’s reporting obligations under applicable law, the Parties shall coordinate the publication of press releases and announcements regarding this Agreement and the Tender.

14.	CONFIDENTIALITY

14.1	Unless required by applicable law, neither Party shall disclose the existence and contents of this Agreement without the prior written consent of all other Parties.

14.2	Subject to Sections 14.1 and 14.3, any announcement intended solely for internal distribution, presentations to prospective clients or investors, or releases to meet regulatory or legal requirements, all media releases, public announcements and public disclosures by either Party relating to this Agreement or to the subject matter of this Agreement will be coordinated with and approved in writing by all other Parties prior to release.

14.3	The Parties acknowledge that they will execute a Mutual Non-Disclosure and Non-Competition Agreement attached as Schedule 14.3 whose terms and conditions are incorporated herewith, except that such terms and conditions shall be governed by Israeli law and subject to the jurisdiction requirements set forth in this agreement.

15.	SURVIVAL

Those obligations contained in this Agreement that would, by their nature or the context in which they are used herein, survive beyond the termination of this Agreement, including without limitation all accrued and unpaid obligations arising hereunder, shall survive termination of this Agreement, and shall continue to apply to any Party and any entities under their respective Control after they cease to be a Party to this Agreement or any agreement contemplated herein.

16.	MISCELLANEOUS

16.1	Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

16.2	Amendments. This Agreement may only be amended by agreement in writing executed by all Parties hereto.

16.3	Unenforceable Terms. If any term or provision of this Agreement shall for any reason be declared or held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, each Party shall agree that (i) such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, and (ii) such term or provision shall be (1) reformed to the extent necessary to render such term or provision valid and enforceable and to reflect the intent of the Parties to the maximum extent possible under applicable law, or (2) interpreted and construed as if such term or provision, to the extent unenforceable, had never been contained herein.

16.4	Notices. All notices, requests, demands and other communications given or made in accordance with the provisions of this Agreement shall be deemed to have been given (i) five (5) days after mailing when mailed (by registered or certified mail, postage prepaid, only), and (ii) on the date received when delivered in person or by courier, to the address of the Party set forth below or such other place(s) as such Party may from time to time designate in writing. Either Party may alter its address set forth below by notice in writing to the other Parties in accordance with this Section 16.4.

If to Scailex:	If to Linura:
Scailex Corporation Ltd.	Linura Holdings A.G.
Three Azrieli Center	Dorfstrasse 38
Triangular Tower
Tel Aviv 67023 Israel	CH-6340 Baar
Attn: Chief Executive Officer	Switzerland
Attn: Board of Directors

With a copy to:
Gross, Kleinhendler, Hodak, Halevy,
Greenberg & Co., Law Offices
Attn: Rona Bergman, Adv.
1 Azrieli Center, Circular Tower, 40th Flr.
Tel Aviv, 67021
Israel

If to the Company:
Scailex Corporation Ltd.
Three Azrieli Center
Triangular Tower
Tel Aviv 67023 Israel
Attn: Chief Executive Officer

16.5	Waiver. The failure of either Party to insist upon the strict and punctual performance of any provision hereof shall not constitute a waiver of, or estoppel against asserting the right to require such performance, nor should a waiver or estoppel in one case constitute a waiver or estoppel with respect to a later breach whether of similar nature or otherwise.

16.6	Independent Contractors. Each of the Parties is an independent contractor. Neither Party shall any authority to bind any other Party unless expressly agreed to in writing. Nothing in this Agreement shall be construed to create a partnership, agency, employer-employee relationship between the Parties or any of them, and in no event shall either Party or some of them be deemed to be an agent for the other Parties.

16.7	Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, and all of which taken together shall constitute a single instrument.

16.8	Expenses. Except as explicitly indicated otherwise in this Agreement, each of Linura and Scailex, shall bear their respective expenses incurred in connection with the preparation, negotiation and execution of this Agreement.

16.9	No Third Party Beneficiary Status. Except as expressly stated herein, the terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or Permitted Transferees, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other person or entity.

16.10	Conflict. If there is a conflict between the provisions of this Agreement and any of the provisions of the Company’s Articles, then the provisions of this Agreement shall prevail.

16.11	Entire Agreement. This Agreement, including all Schedules hereto, represents the entire understanding and agreement between the Parties, and supersedes any prior agreement, understanding or communication between the Parties, with respect to the subject matter hereof.

17.	GOVERNING LAW AND JURISDICTION

17.1	This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Israel.

17.2	The Parties shall seek to resolve in good faith any dispute arising out of or relating to this Agreement or any alleged breach thereof first, in discussions among the senior management of each Party. In the event these discussions do not lead to a resolution of the dispute, the dispute shall be resolved as set forth in Sections 17.3 – 17.7.

17.3	All disputes under this Agreement shall be finally settled exclusively by arbitration in Israel and this Agreement shall be considered a valid arbitration agreement by the Seller. Any judicial action taken in connection with the arbitration shall be submitted exclusive to the courts in Tel-Aviv, Israel.The arbitration proceedings shall be conducted in the English language.

17.4	The Arbitrator shall not award any damages other than direct damages.

17.5	The Arbitrator may award injunctive relief, except that the Arbitrator may not prevent a party from independently participating in the Tender.

17.6	The fees and expenses of the Arbitrator shall be paid by the Parties to the dispute in equal shares, unless the Arbitrator determines that the conduct of any Party (with regard to the subject matter of the dispute and/or the arbitration proceedings) warrants divergence from this rule, in which event an appropriate costs order may be made.

17.7	The arbitrator shall record its decision in writing stating the basis and grounds thereof, and shall take its decisions entirely on the basis of the substantive law of the State of Israel and shall not have the power to perform any provisions of this Agreement or to impose any obligation on any of the Parties, or take any other action, which could not be imposed or taken by a court in the State of Israel. The decision of the arbitrator shall be final to the fullest extent permitted by law and a judgment by any court of competent jurisdiction may be entered thereon. The parties shall keep the proceedings and any decision made by the arbitrator in confidence, except to the extent necessary to enforce a decision of the arbitrator by judicial proceedings.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the ___ day of December 2006.

_____________ LTD.
( company in formation)

By:	Eran Schwartz ——————————————
Title:	Dierector ——————————————
Date:	December ___, 2006 ——————————————

SCAILEX CORPORATION LTD.

By:	Eran Schwartz ——————————————	/s/ Eran Schwartz /s/ Yahel Shachar [SEAL OF SCAILEX CORPORATION LTD.]
Title:	Chairman ——————————————
Date:	December ___, 2006 ——————————————

By:	Yahel Shachar
Title:	CEO
Date:	December ___, 2006

LINURA HOLING AG

By:	Tom Mauh ——————————————	/s/ Tom Mauh
Title:	Director ——————————————
Date:	December 21, 2006 ——————————————

Schedule 3.2

Articles of Association

Schedule 14.3

Confidentiality Agreement

ANNEX A

PUT/CALL MODEL
(for reference purposes only)
(amounts are in $000)

FIRST PUT/CALL OPTION

ASSUMPTIONS

—	Linura Ownership: 20%
—	Linura Share Purchase Price + Contribution on Account of Capital Notes: 60,000
—	Linura Contribution on Account of Additional Capital Notes: None
—	Linura Participating Shareholder Loans: None
—	Linura Repayments of Capital &Dividends : (4,000).
—	Annual LIBOR Interest + 1% = 5%.
—	IRR - 8% P.A.
—	Investors part - 300,000 (Scailex - 240,000; Linura - 60,000)
—	Bank debt - 300,000
—	ORL FMV price at IPO - 1,500,000.
—	ORL FMV at exercising the option -
š	First scenario - 1,600,000.
š	Second scenario - 1,480,000.

—	The Company holds 40% of ORL.

For simplicity purposes –

—	All funds (i.e., Capital Investments) are regarded as provided at the same date.
—	All Options are computed as exercised at the first anniversary of the provision of funds (although under the agreement the dates must be varied).
—	Capital Notes/Dividend are paid after 6 months.

First Put Option

63,000 minus 4,100 = 58,900

First Call Option

Greater of:
—	Two scenarios:
š	First - 20% of [640,000-(300,000+15,000)] = 65,000.
š	Second - 20% of [592,000-(300,000+15,000)] = 55,400
—	63,000 minus 4,100=58,900.
I.e., under the first scenario - 65 ,000 (first bullet), and under the second scenario - 58,900 (second bullet).

(SECOND PUT/CALL OPTION

ASSUMPTIONS

—	Linura Ownership: 20%
—	Linura Share Purchase Price + Contribution on Account of Capital Notes: 100,000
—	Linura Contribution on Account of Additional Capital Notes: 10,000
—	Linura Participating Shareholder Loans: 5,000.
—	Linura Repayments of Capital & Dividends : (9,000).
—	Annual LIBOR Interest + 1% = 5%.
—	Shareholders loan interest = 8%
—	IRR - 8% P.A.
—	Investors part (Capital Notes) - 550,000 (Scailex - 440,000; Linura - 110,000).
—	Investors part (Shareholders Loans) - Scailex - 10,000 and Linura 5,000.
—	Bank debt - 800,000
—	ORL FMV price at IPO - 1,500,000.
—	ORL FMV at exercising the option
š	First Scenario - 1,600,000 .
š	Second Scenario - 1,480,000.
—	The Company holds 90% of ORL.

For simplicity purposes –

—	All funds (i.e., Capital Investments) are regarded as provided at the same date.
—	All Options are computed as exercised at the first anniversary of the provision of funds (although under the agreement the dates must be varied).
—	Capital Notes/Dividend are paid after 6 months.

Second Put Option

110 + (5,000+400) minus 9,000 = 106,400

Second Call Option

Greater of:
—	Two scenarios:
š	First - (A) 20% of [1,440,000-(800,000+40,000)-(15,000+1200)] + (B) 5000+400 = 122,160.
š	Second - (A) 20% of [1,332,000-(800,000+40,000)-(15,000+1200)] + (B) 5000+400 = 100,560.
—	108% of [110,000] minus 104% of 9,000 plus (5000+400)] = 114,840.

I.e., under the first scenario - 122 ,160 (first bullet), and under the second scenario - 114,840 (second bullet).

TERMINATION AND REINSTATEMENT AGREEMENT

THIS TERMINATION AND REINSTATEMENT AGREEMENT by and among Scailex Corporation Ltd., a company organised and validly existing under the laws of the State of Israel (hereinafter, “Scailex”), Linura Holding AG a company organised and validly existing under the laws of Switzerland (hereinafter, “Linura”), and Petroleum Capital Holdings Ltd., a limited liability company organised under the laws of the State of Israel, (hereinafter, the “Company”). Each party hereto shall individually be referred to as a “Party” and collectively as the “Parties”.

WHEREAS, the Parties entered into (1) a Shareholders Agreement as of December 21, 2006 (the “Original Shareholders Agreement”) and (2) an Amended and Restated Shareholders Agreement dated February 8, 2007 (the “Amended Shareholders Agreement”) in connection with the formation of the Company and the Company’s participation in the privatization of Oil Refineries Ltd. by initial public offering under a prospectus (the “Tender”);

WHEREAS, the Parties and Mivtach Shamir Holdings Ltd. (“Mivtach Shamir”) have agreed that Mivtach Shamir will not be a shareholder in the Company and shall not otherwise participate together with the Parties in the Tender; and

WHEREAS, the Parties have entered into this Termination and Reinstatement Agreement in order to terminate the Amended Shareholders Agreement, which made reference to Mivtach Shamir, and to reinstate the Original Shareholders Agreement, which does not make reference to Mivtach Shamir.

NOW THEREFORE, the Parties hereby agree as follows:

1.	Effective as of the date hereof, the Parties’ rights and obligations under the Amended Shareholders Agreement shall terminate and the Amended Shareholders Agreement shall have no further force and effect.

2.	Effective as of the date hereof, the Original Shareholders Agreement shall be reinstated in its entirety and shall set forth all of the rights and obligations of the Parties in connection with the Tender.

3.	Notwithstanding the foregoing, the, Original Shareholders Agreement shall be amended in the following manner:

A.	The second recital shall be deleted and replaced with the following:

WHEREAS,Linura and Scailex are to be the founders and sole shareholders of the Company, the entity through which Linura and Scailex intend to participate in the Tender together with Israel Corporation Ltd.; and

B.	In Section 1, the definition of Affiliate shall be replaced with the following:

“A person or entity that Controls or is Controlled by or is under common Control with the respective shareholder except if such Control is obtained solely through a contractual agreement.”

C.	In Section 1, the definition of Control shall be changed to replace the word “right” with the word “ability” so that the definition reads as follows:

“The possession directly or indirectly, whether individually or together with other shareholders by way of an agreement, of (a) more than fifty percent (50%) of the voting power, or (b) the ability to appoint more than fifty percent (50%) members of the board of directors.

D.	In Section 4.1.2, the first sentence shall be deleted and replaced with the following:

“The right to appoint a director to the Board includes the right to remove and replace such director or to nominate alternate directors for such director.”

E.	A new Section 9.5 shall be added to the Agreement as follows:

“9.5 Section 9 of this Agreement shall be subject to the terms and conditions of the Memorandum of Understanding dated as of February 18, 2007 between the Company, Scailex and Israel Corporation Ltd.”.

IN WITNESS WHEREOF, this Termination and Reinstatement Agreement has been duly executed as of the ___ day of February 2007.

PETROLEUM CAPITAL HOLDINGS LTD. /s/ Eran Schwartz —————————————— By: Eran Schwartz Title: Director	SCAILEX CORPORATION LTD. /s/ Eran Schwartz —————————————— By: Eran Schwartz Title: Director

/s/ Yahel Shachar —————————————— By: Yahel Shachar Title: Director	/s/ Yahel Shachar —————————————— By: Yahel Shachar Title CEO

LINURA HOLDING AG /s/ Andre Pabst —————————————— By: Andre Pabst Title: Director

Second Addendum to Shareholders Agreement

        This Addendum to Shareholders Agreement is entered into this 10 day of May 2007 by and among Scailex Corporation Ltd., a company organised and validly existing under the laws of the State of Israel (“Scailex”), Linura Holding AG a company organised and validly existing under the laws of Switzerland (“Linura”), and Petroleum Capital Holdings Ltd., a limited liability company organised under the laws of the State of Israel, (the “Company”). Each party hereto shall individually be referred to as a “Party” and collectively as the “Parties”.

        WHEREAS, the Parties entered into a Shareholders Agreement as of December 21, 2006 as amended by that Termination and Reinstatement Agreement dated February 18, 2007 (collectively, the “Shareholders Agreement”) in connection with the formation of the Company, the Company’s participation in the privatization of Oil Refineries Ltd. (“ORL”) by initial public offering under a prospectus (the “Tender”) and the Company’s holding of ORL shares; and

        WHEREAS, the Company, Scailex and Israel Corporation Ltd. (the “Israel Corporation”) entered into a binding memorandum of understanding dated February 18, 2007 as amended by that supplement to the MOU dated February 19, 2007 (collectively, the “MOU”), in connection with their cooperation and mutual participation in the Tender and their subsequent holding of ORL shares; and

        WHEREAS, the Company, Scailex and the Israeli Corporation have entered into an irrevocable Letter of Undertaking dated as of May 10, 2007 (the “Letter of Undertaking”), which terminates and replaces the MOU in its entirety attached as Exhibit A; and

        WHEREAS, the Letter of Undertaking includes as an Exhibit, a definitive agreement between the Company, Scailex and the Israeli Corporation (the “Definitive Agreement”), which will enter into effect upon the fulfillment of the conditions set forth in the Letter of Undertaking; and

        WHEREAS, the parties have entered into this Second Addendum to Shareholders Agreement to provide that, the Definitive Agreement will be determinative in the event that there is any contradiction between the Company’s and Scailex’s obligations under the Shareholders Agreement and under the Definitive Agreement.

NOW THEREFORE, the Parties hereby agree that the Shareholders Agreement be amended as follows:

1.	The following definitions shall be added to Section 1 of the Shareholders Agreement:

“Letter of Undertaking” that Letter of Undertaking entered into between the Company, Scailex and the Israeli Corporation dated as of May 10, 2007

“Definitive Agreement” that agreement between the Company, Scailex and the Israeli Corporation attached as an exhibit to the Letter of Undertaking.

2.	The following Section 16.12 shall be added to the Shareholders Agreement:

16.12 In the event that the Definitive Agreement enters into effect upon the fulfillment of the conditions set forth in the Letter of Undertaking, the Definitive Agreement shall be determinative over any contradiction between the Company’s and Scailex’s obligations under the Definitive Agreement and their obligations under this Shareholders Agreement.

3.	From and after the date hereof, all references to the Shareholders Agreement shall be construed as references to the Shareholders Agreement as modified and amended by this Second Addendum to Shareholders Agreement. Except as modified and amended hereby, the Shareholders Agreement is hereby ratified and confirmed and remains in full force and effect.

IN WITNESS WHEREOF, this Termination and Reinstatement Agreement has been duly executed as of the ___ day of May 2007.

PETROLEUM CAPITAL HOLDINGS LTD. /s/ Eran Schwartz —————————————— By: Eran Schwartz Title: Director	SCAILEX CORPORATION LTD. /s/ Eran Schwartz —————————————— By: Eran Schwartz Title: Director

/s/ Yahel Shachar —————————————— By: Yahel Shachar Title: Director	/s/ Yahel Shachar —————————————— By: Yahel Shachar Title CEO

LINURA HOLDING AG /s/ Andre Pabst —————————————— By: Andre Pabst Title Director

2